FOR IMMEDIATE RELEASE
---------------------


                      Duckwall-ALCO Stores, Inc. Announces
                     Corporate Initiatives for Fiscal 2006


      Abilene, Kan. (March 1, 2005) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) announces that at a special meeting held February 25, its Board of Directors affirmed a number of initiatives presented at an earlier meeting held November 18, 2004. In addition, the Board of Directors approved additional initiatives designed to substantially improve performance of the Company for its shareholders.

      Chairman of the Board Warren Gfeller stated, "We understand the need to elevate the performance of all areas of our Company. Fiscal '05 was a disappointing year and our fourth quarter is well below the same period last year due in part to significant markdowns resulting from the planned cleanup of Christmas seasonal inventories, a technology related write-down and the continuation of high insurance and other costs. Our first and primary goal is to continue initiatives begun in the fourth quarter of Fiscal '05 and to undertake additional initiatives, which the board believes will result in improvement in our Return on Shareholder Equity and which will position the Company for future growth."

   Gfeller outlined the company's key Fiscal 2006 initiatives:
   [] Perform a comprehensive review of individual store performance to determine best use of the company's invested capital. Those stores not meeting minimum Return on Investment thresholds will be closed and inventory will be liquidated or transferred to new or higher performing stores.
   [] Expand our efforts to reduce selling, general and administrative (SG&A) expenses with specific emphasis on our costs of corporate overhead, insurance, utilities, credit card fees, and distribution costs.
   [] Undertake actions designed to improve same store sales with particular emphasis on increasing store traffic, improving customer conversion and higher average purchase dollars per transaction through:
         o Conversion of selected stores to the Market Place concept, which will carry an expanded line of consumables and fresh food products;
         o Expansion of gift card program;
         o Implementation of new point of sale system;
         o Comprehensive review of store procedures, merchandising and marketing efforts; and
         o Further development and execution of an Internet sales strategy.
   [] Cleanup seasonal inventory to make investment in inventory more efficient and reduce carryover costs.
   [] Review profitability of every product category to improve the company's Return on Investment in inventory and to eliminate non-productive categories.


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   []    Update the company's technology, which will create savings in overhead, enhance store employee productivity, provide better control of shrink, improve product selection and placement, maximize inventory turn and enhance customer benefits.
   [] Review the company's capital structure for optimum use of shareholder capital.
   []    Align employee performance incentives with shareholder interests. |X|
   []    Develop a five-year growth strategy.

      Gfeller continued, "Management understands the need to be proactive and to operate with a sense of urgency in order to accomplish our goals in the short term and to create shareholder value. We understand that some of the actions necessary to improve our performance have had and will have a negative impact on earnings in the form of one-time costs and markdowns. However, these actions are necessary to put Duckwall-ALCO in a position to perform at the level expected by our shareholders and to put the Company in a strong position to resume a growth strategy."

      Duckwall-ALCO is continuing its search for a new Chief Executive Officer, following the retirement of longtime CEO Glen Shank. "The search is moving along nicely," Gfeller noted. "Our new CEO will certainly add fresh perspective and detail to these initiatives, but he and the Duckwall-ALCO management team will remain focused on the primary objective to improve Return on Assets and Return on Equity, while putting plans in place for aggressive growth.

      The Company expects to be in a position to announce its financial results for Fiscal 2005 within the next four to six weeks following the timely completion of review of its financial statements by its independent auditors.

      Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 266 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

      This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the


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Company's quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

                           For more information, contact:
                                   Dick Mansfield
            Vice President/Finance, Treasurer and Chief Financial Officer
                                785-263-3350 ext. 286
                           email: dmansfield@duckwall.com
                                         or
                                    Debbie Hagen
                                 Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com